Exhibit 99.1

Smithfield Foods Plans Private Offering

Smithfield, Virginia (July 28, 2004)—Smithfield Foods, Inc. (NYSE:SFD) has announced that it plans a private offering of $200,000,000 aggregate principal amount of its senior unsecured notes due 2011. The offered notes will bear interest at a fixed rate, based on market rates at the time of sale.

If the offering is completed, the Company plans to apply the net proceeds initially to repay indebtedness under its U.S. revolving credit agreement. Thereafter, the Company expects to use availability under this facility and others, together with internally generated funds, for capital expenditures and general corporate purposes, including expansion of its processed meats business and strategic acquisitions, including possible acquisitions of additional interests in joint ventures and other investments that the Company currently has.

The Company intends to offer the notes in reliance on an exemption from registration for offers and sales of securities that do not involve a public offering. The offering and sale of the notes have not been registered under the Securities Act of 1933, as amended, and the notes may not be reoffered or resold in the United States absent registration or an applicable exemption from registration requirements. This news release does not constitute an offer to sell or a solicitation of an offer to buy the notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

With annualized sales of $9 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information please visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, livestock disease, food safety, product pricing, the competitive environment and related market conditions, ability to make and successfully integrate acquisitions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions and approvals of domestic and foreign governments.

Contact: Dan Stevens, (757) 365-3016

Smithfield Foods, Inc.